PRESS RELEASE


FOR IMMEDIATE RELEASE                                 CONTACT:


Titanium Metals Corporation                            J. Landis Martin
1999 Broadway, Suite 4300                              Chairman & CEO
Denver, Colorado   80202                               (303) 296-5637



        TIMET ESTABLISHES  TI-PRO  SUBSIDIARY FOR AUTOMOTIVE AFTERMARKET


      DENVER, COLORADO . . . July 2, 1997 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced that it is establishing a new subsidiary to focus its efforts on developing new uses for titanium in the automotive/motorcycle aftermarket and racing market. The new company, to be called Ti-Pro , will be partially owned and operated by two current key TIMET employees, Paul Bania, Vice President of Quality & Technology, and Chris Sommer, Manager of Automotive Market Development.

      Ti-Pro will initially be owned 80% by TIMET and 20% by Bania and Sommer, who, while devoting a majority of their time to this new venture, will continue to commit a substantial amount of their time to responsibilities at TIMET. Given the significance of this venture, Bania will also remain a Vice President of TIMET. Bania and Sommer will have managerial operating responsibility for the new company.

      J. Landis Martin, Chairman and CEO of TIMET stated, "The establishment of Ti-Pro is part of our strategy to accelerate the development of new uses of titanium, especially in markets outside the aerospace industry. I believe that Paul and Chris have focused attention on an untapped and potentially very significant market for titanium products. I also believe that calling on Paul and Chris to run this new business is most expedient and effective way to develop this promising market. We are excited about this new company and the opportunities it offers to TIMET."

      TIMET also announced that Paul Allen, currently Director of Research and head of TIMET's Henderson Technical Laboratory, will assume the additional responsibilities of coordinating TIMET's global Quality Assurance programs and will be reporting directly to TIMET's President and Chief Operating Officer, Andrew Dixey.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.